SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2004

AXIS CAPITAL HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-31721	98-0395986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

106 Pitts Bay Road Pembroke, Bermuda		HM 08
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 441-296-2600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01             Entry into a Material Definitive Agreement

On December 9, 2004, the Board of Directors of AXIS Capital Holdings Limited, a Bermuda company (the “Company”), approved the 2005 Directors Annual Compensation Program (the “Directors Compensation Program”) for compensation paid to non-executive directors.  In addition, the Compensation Committee of the Board of Directors approved revised forms of grant letters to be used for awards made under the 2003 Directors Long-Term Equity Compensation Plan (the “Directors Plan”) and the 2003 Long-Term Equity Compensation Plan (the “Employees Plan”) and approved an 2004 Annual Incentive Plan (the “Incentive Plan”) for cash bonus awards made to executive officers.  Copies of the Directors Compensation Program, the revised grant letters and the Incentive Plan are attached as exhibits to this report.

Under the Directors Compensation Program, the Company’s non-employee directors receive annual compensation for their service as directors.  The compensation includes a cash amount determined by the Compensation Committee based on the number of board and committee meetings expected to be held in a fiscal year, the number of committees on which each director serves and whether the director serves as a chairman of a committee.  The directors may elect to receive common shares in lieu of the cash compensation that would otherwise be payable to them.  The compensation also includes an annual grant of 8,000 stock options and an annual award of $20,000 of restricted stock under the Directors Plan, or the cash equivalent of those awards.  Directors may elect to defer the cash, common shares or restricted stock received under the Directors Compensation Program pursuant to the 2003 Directors Deferred Compensation Plan.

Under the revised grant letters, options granted under the Directors Plan and the Employees Plan vest in three equal installments on the first, second and third anniversary of the date of grant.  In addition, the options become 100% vested upon the date that the participant’s service terminates due to retirement, death or permanent disability and upon a change of control.  The option expires 10 years after the date of grant.  If the participant’s service terminates, the option expires immediately with respect to the number of shares for which the option is not yet vested and expires with respect to the number of shares for which the option is vested upon the earliest of (a) the expiration date, (b) the date three months after the termination of the participant’s service for a reason other than removal for cause, retirement, death or permanent disability, (c) the date one year after the termination of the participant’s service due to retirement, death or permanent disability or (d) the date of removal for cause.

Under the revised grant letters, restricted stock granted under the Directors Plan vests six months after the award date and restricted stock granted under the Employees Plan vests three years after the award date.  In additional, the restricted stock becomes 100% vested upon the date that the participant’s service terminates due to retirement, death or permanent disability and upon a change of control.  During the period of restriction, the shares may not be sold, transferred or  pledged.  During the period of restriction, the participants are entitled to exercise full voting rights and dividends may be paid at the discretion of the Compensation Committee.  Any dividends paid will be held by or at the direction of the Company during the period of restriction.

If the participant’s employment terminates during the period of restriction for any reason other than retirement, death or permanent disability, the shares and any accrued dividends are forfeited.

Under the Incentive Plan, the Company’s executive officers may be awarded annual cash bonuses.  The awards are made from a bonus pool determined by the Compensation Committee based on the Company’s gross written premiums and/or net income for each fiscal year and goals established by the Company’s management and approved by the Compensation Committee for each fiscal year.  The bonus pool is allocated to the participants by the Compensation Committee based upon recommendations made by the Company’s Chief Executive Officer and President.  Payments are made as soon as practicable after December 31 of the fiscal year for which the bonus is determined.

Item 9.01.              Financial Statements and Exhibits

(c)           Exhibits.

10.1	2005 Directors Annual Compensation Program.

10.2	Form of Grant Letters under the 2003 Directors Long-Term Equity Compensation Plan and the 2003 Long-Term Equity Compensation Plan.

10.3	2004 Annual Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2004	AXIS CAPITAL HOLDINGS LIMITED

	By:	/s/ Carol S. Rivers
Carol S. Rivers
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Document
10.1	2005 Directors Annual Compensation Program.

10.2	Form of Grant Letters under the 2003 Directors Long-Term Equity Compensation Plan and the 2003 Long-Term Equity Compensation Plan.

10.3	2004 Annual Incentive Plan.